UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

BioDelivery Sciences International, Inc.

(Name of Subject Company)

BioDelivery Sciences International, Inc.

(Name of Persons Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

09060J106

(CUSIP Number of Class of Securities)

Jeffrey Bailey

Chief Executive Officer

4131 ParkLake Ave., Suite 225

Raleigh, NC 27612

(919) 582-9050

(Name, Address and Telephone Number, including area code, of Agent For Service)

With copies to:

Robert E. Puopolo, Esq.

Blake Liggio, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.03, 7.01 and 9.01 of the Current Report on Form 8-K/A filed by BioDelivery Sciences International, Inc. on February 15, 2022 (including all exhibits attached thereto) is incorporated herein by reference.